EXHIBIT 21

Subsidiaries of McCormick

The following is a listing of Subsidiaries of McCormick including the name under which they do business and their jurisdictions of incorporation. Certain subsidiaries are not listed since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of December 31, 2010.

Company Name	Jurisdiction of Incorporation

Billy Bee Honey Products Ltd.	Province of Nova Scotia, Canada
La Cie McCormick Canada Co.	Province of Nova Scotia, Canada
McCormick (Guangzhou) Food Company Limited	People’s Republic of China
McCormick (U.K.) Ltd.	Scotland
McCormick Cyprus Limited	Cyprus
McCormick de Centro America, S.A. de C.V.	El Salvador
McCormick Europe, Ltd.	England
McCormick Foods Australia Pty. Ltd.	Australia
McCormick France Holdings S.A.S.	France
McCormick France, S.A.S.	France
McCormick Global Ingredients Limited	Cayman
McCormick Holding Company Inc.	Delaware
McCormick Ingredients Southeast Asia Private Limited	Republic of Singapore
McCormick International Holdings Ltd.	England
McCormick Pesa, S.A. de C.V.	Mexico
McCormick South Africa Pty Limited	South Africa
McCormick Switzerland GmbH	Switzerland
Mojave Foods Corporation	Maryland
Shanghai McCormick Foods Company Limited	People’s Republic of China
Simply Asia Foods, Inc.	Delaware
Zatarain’s Brands, Inc.	Delaware